750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

August 9, 2022

NETSTREIT Corp.
2021 McKinney Avenue
Suite 1150
Dallas, Texas 75201

Re: Registration Statement on Form S-3 (File No. 333-259226)

Ladies and Gentlemen:
We have served as Maryland counsel to NETSTREIT Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the offering and sale (the “Offering”) of up to 10,350,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), (including up to 1,350,000 Shares issuable pursuant to an option to purchase additional Shares), which may be sold pursuant to the Underwriting Agreement, dated as of August 3, 2022 (the “Underwriting Agreement”), by and among the Company, NETSTREIT, L.P., a Delaware limited Partnership, Wells Fargo Securities, LLC, BofA Securities, Inc., and Jefferies LLC, as representatives of the several Underwriters named in Schedule I thereto (collectively the “Underwriters”), the Forward Counterparties and the Forward Sellers (each as defined in the Underwriting Agreement). Pursuant to the Underwriting Agreement, the Company will issue and sell up to 10,350,000 Shares (the “Top-Up Shares”), including up to 1,350,000 Top-Up Shares issuable upon the exercise by the Underwriters of an option to purchase additional Shares, if such number of shares of Common Stock are not borrowed by the Forward Sellers from third parties. This firm did not participate in the drafting or negotiation of the Underwriting Agreement or the Forward Sale Agreements (as defined in the Underwriting Agreement).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), in the form in which it was transmitted to the U.S. Securities and Exchange Commission (the “Commission”) for filing on September 1, 2021 under the Securities Act of 1933, as amended (the “Securities Act”);
2.The Company’s Prospectus, dated as of September 1, 2021, as supplemented by the Company’s Preliminary Prospectus Supplement, dated August 3, 2022, and the Company’s Prospectus Supplement, dated August 3, 2022, each in the form in which it was transmitted to the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the Securities Act;
3.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
4.The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

NETSTREIT Corp.
August 9, 2022

5.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
6.Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, and a duly authorized committee thereof, relating to, among other matters, the registration, offering and sale of the Shares, including the issuance of any Top-Up Shares;
7.The Underwriting Agreement;
8.A certificate executed by an officer of the Company, dated as of the date hereof; and
9.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.None of the Top-Up Shares will be issued or transferred in violation of the restrictions or limitations contained in Article VII of the Charter.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.
2.The Shares to be issued in the Offering have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when and if issued and delivered by the Company to the Underwriters in accordance with the provisions of the Underwriting

NETSTREIT Corp.
August 9, 2022

Agreement, in exchange for payment therefor in accordance with the Resolutions, the Registration Statement and the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal laws or the laws of any other state. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
                            Very truly yours,
                            /s/ Venable LLP